Exhibit 2.4

BUSINESS COMBINATION AGREEMENT WAIVER

This BUSINESS COMBINATION AGREEMENT WAIVER is made as of September 24, 2026 (this “Waiver”) by Athena Technology Acquisition Corp. II, a Delaware corporation (“SPAC”), and Ace Green Recycling, Inc., a Delaware corporation (the “Company”). Capitalized terms used and not otherwise defined herein have the meanings set forth in the BCA (as defined below).

WHEREAS, SPAC, Athena Technology Sponsor II, LLC, a Delaware limited liability company (solely for purposes of Section 6.25 thereof), Project Atlas Merger Sub Inc., a Delaware corporation (“Merger Sub”), and the Company entered into that certain Business Combination Agreement, dated as of December 4, 2024, as amended by First Amendment thereto, dated as of March 19, 2026, and the Second Amendment thereto, dated as of April 18, 2026 (the “BCA”).

WHEREAS, pursuant to Section 11.9 of the BCA, each of SPAC (on behalf of itself and Merger Sub) and the Company desire to provide a waiver as described below.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, each of SPAC and the Company hereby provides the waiver described in Section 1 below:

1.	Waiver. Pursuant to Section 11.9 of the BCA, each of SPAC (on behalf of itself and Merger Sub) and the Company hereby waives:

(a)	The provision in Section 6.8(c) of the BCA requiring each of SPAC and the Company to use its commercially reasonable efforts to cause the SPAC Warrants issuable in accordance with the BCA to be approved for listing on Nasdaq, subject to official notice of issuance, prior to the Closing Date.

(b)	The condition to the obligations of each Party to consummate the Transactions set forth in Section 8.1(c) of the BCA requiring the SPAC Warrants to have been approved for listing on Nasdaq.

2.	Limited Effect. The BCA shall continue in full force and effect in accordance with its terms. In particular, for purposes of clarity, the waivers set forth in Section 1 hereof apply solely to the SPAC Warrants, and the provisions of Sections 6.8(c) and 8.1(c) of the BCA otherwise remain in full force and effect, including with respect to the listing of the SPAC Shares. By executing this Waiver, each of SPAC and the Company acknowledges that this Waiver has been executed and delivered in compliance with Section 11.9 of the BCA. Reference to this Waiver need not be made in the BCA or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to, or with respect to, the BCA.

3.	Incorporation by Reference. The provisions of Article XI of the BCA are incorporated herein by reference, mutatis mutandis, to the extent applicable to this Waiver.

[Signature Page Follows]

IN WITNESS WHEREOF, each of SPAC and the Company has caused this Waiver to be executed as of the date first written above.

SPAC:

ATHENA TECHNOLOGY ACQUISITION CORP. II

By:
Name: Isabelle Freidheim
Title: Chief Executive Officer and Chairperson of the Board of Directors

Company:

ACE GREEN RECYCLING, INC.

By:
Name: Nishchay Chadha
Title: Chief Executive Officer

[Signature Page to Waiver to Business Combination Agreement]